Exhibit 10.18

Tyco International
9 Roszel Road Princeton, NJ 08540

Tele: 609 720-4200
Fax: 609 720-4208

August 10, 2010

Ms. Nelda Connors

Tyco Electrical & Metal Products

16100 South Lathrop Avenue

Harvey, IL 60426

Personal & Confidential

Dear Nelda:

Tyco International Management Company (hereafter “Tyco”) is exploring strategic options for the Tyco Electrical & Metal Products (“TEMP”) business (hereafter the “TEMP business”). In the event that the strategic option chosen is offering for sale all or substantially all of the saleable assets and business operations of the TEMP business, Tyco wishes to offer you a supplemental compensation program as set out herein.

Acknowledging your importance to a sale process and the ongoing successful operation of the business, you have been selected by Tyco to be eligible for a special supplemental compensation program, the terms of which are described below in this agreement (the “Agreement”). This Agreement is effective on the date hereof and shall terminate on the date that is one (1) year from the date of this agreement (unless extended in writing by Tyco) if a sale of all or a substantial portion of the saleable assets of the TEMP business has not been completed as of such date.

As a condition to receiving any amounts described below in this Agreement, you are required to keep the terms of the Agreement confidential and to comply with the terms of the confidentiality provisions in Section 5 of the Agreement. As a condition to receiving any amounts under this Agreement, you will need to execute and return the Agreement to Mark Slaughter, Vice President Human Resources, Tyco Safety Products, 6600 Congress Avenue, Boca Raton, FL 33487 by August 20, 2010.

1.             General Conditions

In order to be eligible to receive any amounts or to be entitled to any benefits hereunder, you need to be actively employed by TEMP on the closing date (“Closing Date”) of the sale of all or substantially all of the saleable assets and business operations of the TEMP business to a third party (the “Sale”) and meet any other conditions described below. You will not be entitled to receive any amounts or benefits under this Agreement if (i) a Sale has not been completed before the expiration of this Agreement, (ii) if there is a spin-off of the TEMP business, (iii) your employment is terminated for any reason before the Closing Date, (iv) the Sale is completed by a management buyout (“MBO”) in which you are personally involved (i.e. a shareholder in the acquisition vehicle or its holding company or involved in some other way that creates a personal interest between you and the MBO), (v) if applicable, you do not voluntarily and without further compensation accept a transfer by Tyco to a business entity that is part of this Sale prior to the Closing Date or (vi) it is determined before or after the Closing Date that you have violated the confidentiality provisions of Section 5 of this Agreement or violated the Tyco Guide to Ethical Conduct.

Notwithstanding anything in the Agreement to the contrary, you will not be eligible to receive any amounts or benefits under the Agreement if you voluntarily and at your sole discretion transfer your employment to a Tyco entity that is not part of the TEMP business prior to or on the Closing Date of the Sale.

2.             Retention Bonus

Upon completion of the Sale, Tyco or the Purchaser of the TEMP business (or an affiliated Purchaser Company) as may be provided in the agreement of Sale will pay you a retention bonus equal to $335,000 as follows: 50% of the retention bonus will be payable as soon as administratively practicable after the date that is thirty (30) days after the Closing Date and the remaining 50% will be payable as soon as administratively practicable after the date that is six (6) months after the Closing Date.

You will also be eligible for a sale price incentive up to an amount equal to $335,000 if at least 50% of the assets of the business are sold and the Sale price exceeds a certain target price (“Target Sale Price”) as set forth in a separate letter dated August 10, 2010. Tyco may adjust the Target Sales Price accordingly if less than 100% (but more than 50%) of the TEMP business is sold. If applicable, the sale price incentive will be paid in a single lump sum, as soon as is administratively practicable thirty (30) days following the end of the post closing adjustment period of the Sale.

The retention bonus and the sale price incentive may each be increased or decreased by Tyco by up to 25% based on individual performance during the retention period.

In order to be eligible to receive the bonus and incentive described in this Section 2, you need to be actively employed by Purchaser (or an affiliated Purchaser Company) on each applicable payment date. If you voluntarily resign your employment for other than “Good Reason” or you are terminated by Purchaser for “Cause” prior to the payment date, you will not be eligible to receive any payment. For purposes of this Section 2, (a) “Good Reason” shall mean as interpreted by Tyco as (i) any reduction in your annual base pay or target bonus opportunity as in effect immediately prior to the Closing Date (other than de minimus reductions or changes that do not reduce your aggregate cash compensation opportunity), (ii) the assignment to you of duties which in the aggregate are materially inconsistent with the duties you performed immediately prior to the Closing Date, or if changes are made in your position (including changes in reporting relationships and level) which are materially adverse in comparison to your position immediately prior to the Closing Date, (iii) material reduction in the aggregate value of your long-term incentive opportunity and employee benefits as in effect immediately prior to the Closing Date or (iv) the assignment to you of any duties that would be violative of applicable law or your fiduciary duties to the Purchaser, and (b) “Cause” shall mean (i) your violation of

Purchaser’s code of ethical conduct, (ii) your willful commission of an act of fraud, misappropriation, embezzlement or any other act involving moral turpitude or constituting a felony, or (iii) your commission of any act of dishonesty which injures Purchaser. If your employment is terminated by Purchaser other than for Cause, or your employment is terminated by you for Good Reason or by reason of your long-term disability or death, then any retention bonus amounts scheduled to be paid on or after the date of your termination of employment will be immediately payable to you or your estate, as applicable, 30 days, or as soon as administratively practicable, following your termination date.

3.             Severance Benefits.

Purchaser will provide severance benefits at no less than an amount equivalent to the Tyco severance benefit level if your employment is involuntarily terminated other than for “Cause” as described in Section 2 by Purchaser during the retention period.

4.             Stock Options and Restricted Shares

Stock options, restricted shares, and other equity awards will be treated in accordance with the applicable award agreements.

5.             Confidentiality

Except as required by any court or governmental entity, you agree not to disclose or discuss with any person, except for your spouse (or domestic partner) and legal counsel, for a period commencing on the date hereof and until six (6) months after the Closing Date of the Sale (regardless of the termination of this Agreement) the existence of this Agreement, the fact that the Sale is being considered, the terms or conditions of the Sale or the status of any Sale discussions or negotiations; provided, however, that as expressly permitted by the Chief Financial Officer of Tyco, (i) you are free to consult with designated officers and other representatives of Tyco, its parent or affiliates or with Tyco’s legal counsel, accountants and financial advisors in connection with the Sale, and (ii) you are free to disclose such matters to, and discuss such matters with, prospective buyers.

In addition, you agree that you will not provide (and have not provided) any confidential information (as defined below) to any prospective buyer or any third party (including any investment bank) or other persons in connection with the proposed Sale without the express prior written consent or approval of the Chief Financial Officer of Tyco. This provision should be considered in addition to any other obligation you have to protect confidential information of the TEMP business, Tyco or their parent, subsidiaries or affiliates, including without limitation, disclosure of any proprietary or confidential information to any third party, competitor or potential competitor, or use of such information for any purpose other than the benefit of Tyco.

For purposes of this Agreement, the term “confidential information” shall mean all information (whether or not specifically labeled or identified as confidential), in any form or medium (including digital media) that is disclosed to, or developed or learned by you in the performance of your duties for TEMP, Tyco and their parent, subsidiaries or affiliates and that relates to the business, operation, finances, products, services, and research and development of TEMP, Tyco or their parent, subsidiaries, affiliates or their respective suppliers, customers or clients, including, without limitation: (A) information relating to strategic and staffing plans and practices, business, marketing, promotional or sales plans, practices and programs, costs, pricing structures, and accounting practices; (B) identities of, individual requirements of, specific contractual arrangements with, and information about, such suppliers, clients and customers and their confidential information; (C) compilations of data and analyses, processes, formulae, methods, techniques, systems, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (D) computer software (including, without limitation, operating systems and applications), documentations, data and data bases; and (E) inventions, designs, developments, devices, methods and processes (whether or not patentable or reduced to practice).

Confidential information shall not include any information that: (A) has become publicly known through no wrongful act or breach of obligation of confidentiality by you; (B) was lawfully known to you prior to the time it was disclosed to, or learned by you, during your employment with TEMP, Tyco or their parent, affiliates or subsidiaries; (C) was rightfully received by you from a third party without a breach of any obligation of confidentiality by such third party; or (D) constituted general skill and experience that you acquired prior to, or during, your employment with TEMP, Tyco or their parent, subsidiaries or its affiliates.

6.             Cooperation in Transaction Efforts

An investment banking firm may be hired as an agent to help Tyco effectuate the Sale. As part of the process, the investment banking firm may be working with you and requiring your assistance in order to complete a successful Sale. You agree to use your best efforts to cooperate with the investment banking firm as it negotiates the Sale and, notwithstanding the confidentiality provisions of this Agreement, you are hereby permitted to so cooperate with representatives of the investment banking firm as specifically designated by the Chief Financial Officer of Tyco. You also agree not to take any action which would favor or give any advantage to any one or more potential buyers and agree to promote the Sale and answer inquiries regarding the Sale truthfully, to the best of your ability and consistent with your duty to act in the best interests of Tyco. In addition, you agree to review the documents regarding the proposed Sale before they are executed, particularly all representations and warranties made by Tyco or their designees about the TEMP business, and, if requested by the Chief Financial Officer of Tyco, to certify in writing that there are no material misstatements or omissions, if indeed that is the case. Your failure to comply with the terms of this letter and or other TEMP, Tyco or their parent policies may lead to discipline up to and including termination of your employment.

7.             Effect on Benefit Plans

No amounts payable pursuant to this Agreement shall constitute wages or compensation for purposes of determining the amount of any benefits you are or may be entitled to receive at any time from or under any employee benefit plan, program or arrangement maintained or contributed to by Tyco, or any of its affiliated companies or entities; such payments shall not be included in the calculation of a possible severance payment. Additionally, your employment with TEMP (or an affiliated Tyco company) and Purchaser shall form a continuous period of employment with respect to common law severance benefits, if any.

8.             Interpretation of the Agreement

The Senior Vice President, Human Resources of Tyco will have the discretionary authority to interpret the terms of this Agreement and resolve any disputes that may arise hereunder, including whether termination of employment is for Cause or Good Reason, and any determinations made under this Section 8 will be final and binding on all parties.

9.             Legal Remedy

You acknowledge that a remedy at law for any breach or threatened breach of this Agreement would be inadequate and therefore you agree that Tyco shall be entitled to injunctive relief, both preliminary and permanent, in addition to any other available rights and remedies in case of any such breach or threatened breach. In the event of any action arising from or relating to this Agreement, the party substantially prevailing shall recover its costs, including reasonable attorneys’ fees.

10.           Choice of Law

This Agreement shall be governed by the laws of the State of New Jersey.

11.           Assignment

Neither this Agreement nor any rights or obligations created herein may be assigned or delegated by you.

12.           Severability

If any provision of this Agreement is declared invalid, illegal or unenforceable by any court of competent jurisdiction, all of the remaining provisions of this Agreement shall continue in full force and effect.

13.           Withholding for Taxes

All amounts payable under this Agreement shall be subject to required applicable local law withholding regulations.

14.           Successor

This entire Agreement shall be binding on any successor to Tyco.

15.           Complete Agreement

Except as otherwise provided herein, this Agreement is the complete agreement between you and Tyco with respect to the subject matter contained in the Agreement and will supersede or replace all prior agreements or understandings between the parties.

16.           Compliance with Internal Revenue Code Section 409A

Tyco or the Purchaser shall have the right to modify the timing and/or the method of payment of any amounts payable under this Agreement if such modification is necessary in order to avoid the imposition of the excise tax under Section 409A of the Internal Revenue Code, but only to the minimum extent necessary. By way of example and not limitation, Tyco or the Purchaser may delay commencement of any amounts payable hereunder that are subject to Code Section 409A until at least six (6) months following your termination of employment.

17.           Amendments

No modification or amendment hereof shall be valid or binding on either party unless made in writing and signed by both parties or by their duly authorized officers or representatives.

***

Please review this Agreement carefully. As a key employee of the TEMP business we certainly want to compensate you for your efforts and let you know that we appreciate the important role that you play in assuring that any Sale is a success.

If you are in agreement with the above and foregoing, please signify your acceptance by signing and dating both copies of this Agreement in the spaces provided and returning one copy to Mark Slaughter, Vice President Human Resources, Tyco Safety Products, 6600 Congress Avenue, Boca Raton, FL 33487 by August 20, 2010.

Very truly yours,

Tyco International Management Company

By:	/s/ Laurie Siegel

Name:	Laurie Siegel

Title:	Senior Vice President Human Resources

Date:	August 10, 2010

Agreed to by:

/s/ Nelda Connors
Nelda Connors

Date:

Tyco International
9 Roszel Road Princeton, NJ 08540

Tele: 609 720-4200
Fax: 609 720-4208

August 10, 2010

Ms. Nelda Connors

Tyco Electrical & Metal Products

16100 South Lathrop Avenue

Harvey, IL 60426

Personal & Confidential

Dear Nelda:

This letter sets forth the “Target Sale Price” that needs to be met in order to be eligible for the sale price incentive as described in Section 2 of the retention Agreement dated August 10, 2010.

Target Sale Price (in U.S. dollars)	Amount of Sale Price Incentive
Greater than $1.1 billion	$335,000
Greater than $1.05 billion, but less than or equal to $1.1 billion	$251,250
Equal to or greater than $1.0 billion, but less than or equal to $1.05 billion	$167,500
Less than $1.0 billion	$83,750

Very truly yours,

Tyco International Management Company

By:	/s/ Laurie Siegel

Name:	Laurie Siegel

Title:	Senior Vice President Human Resources

Date:	August 11, 2010

Agreed to by:

/s/ Nelda Connors
Nelda Connors

Date:

8991409.1 (OGLETREE)